Exhibit 99.1

Subject: Important Update

From: RK

To: WMG ALL HANDS

Hi everyone,

As I mentioned at our first All-Hands meeting last month, I’m committed to direct and honest communication with all of you. The music business is filled with new possibilities: more fans are engaging with artists and songs than ever, our reach is enormous, and new business models are constantly emerging. WMG is positioning itself for this new phase of growth at the intersection of creativity and technology.

In my discussions with our leaders across the company, many of them came to the same conclusion – that to take advantage of the opportunities ahead of us, we need to make some hard choices in order to evolve. Consistent with this direction, we’ve made the tough decision to reduce our global team by approximately 270 people, or about 4%. At the same time, we’re reallocating resources towards new skills for artist and songwriter development and new tech initiatives. We’re also reducing discretionary spending and open positions to provide us with additional flexibility for our future.

I want to be clear that this is not a blanket cost-cutting exercise. Every decision has been made thoughtfully by our operators around the world, who considered the specific needs, skills, and priorities of each label, division, and territory, in order to set us up for long-term success. The leader of your division will either be holding a town hall or sending an email to explain more about this path forward.

I’m also acutely aware of how unsettling this can be. Having to say goodbye to talented colleagues is always difficult. For those of you who will be leaving WMG, please know that we’re deeply grateful for your hard work, dedication, and all you’ve contributed to this company. In all territories, except where you are explicitly told there will be a review or consultation period, anyone affected will hear from your leaders, supervisors, or People team reps within 24 hours. I know this transition will be tough, but we’re committed to supporting you during this process.

In times of great disruption in our world and society, artists and songwriters who have something original to say, who rise to the occasion, will resonate the loudest. Equally, the rapid changes in our economy and ecosystem create the conditions and opportunities for innovation and breakthroughs. I learned when I joined WMG that this is a gritty, incredibly resourceful, and highly impactful team that I want by my side every day of the week. We deliver for our artists, songwriters, and labels with laser focus, inventiveness, and care. And now, more than ever, we need to double down on that.

I’ll have more to say about all of this at our next All-Hands meeting, including more details on our plan.

Let’s support each other with empathy and integrity as we work through this process.

Thank you,

Robert